UNITED STATES	OMB APPROVAL
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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Alliance One International, Inc.

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ALLIANCE ONE INTERNATIONAL, INC.

PROXY STATEMENT
AND
NOTICE OF 2005 ANNUAL MEETING OF
SHAREHOLDERS

ALLIANCE ONE INTERNATIONAL, INC.

512 Bridge Street
P. O. Box 681
Danville, Virginia 24543

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE & TIME:	Thursday, August 25, 2005 10:00 a.m., Eastern Time

PLACE:	Hilton North Raleigh 3415 Wake Forest Road Raleigh, NC 27609

ITEMS OF BUSINESS:	1. To elect four directors to serve until the 2008 annual meeting, or until the election of their respective successors. 2. To conduct any other business properly raised at the meeting.

WHO MAY VOTE:	Shareholders of record on June 17, 2005.

ANNUAL REPORT:	A copy of our 2005 Annual Report is enclosed and also available online at www.aointl.com.

DATE OF MAILING:	This notice and proxy statement are first being mailed to shareholders on or about July 18, 2005.

You are cordially invited to attend our 2005 Annual Meeting. In addition to the items of business noted above, we will report on the Company’s performance and operations during fiscal 2005 and respond to shareholder questions.

Your vote is very important to us. Please complete, sign, date and return the enclosed proxy promptly, regardless of whether you plan to attend the meeting. A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience. If you are a registered shareholder and attend the meeting, you may revoke the proxy and vote your shares in person. If you hold your shares through a bank or broker and want to vote your shares in person at the meeting, please contact your bank or broker to obtain a legal proxy.

By Order of the Board of Directors

/s/ Henry C. Babb

Henry C. Babb
Secretary

July 18, 2005

ALLIANCE ONE INTERNATIONAL, INC.
512 Bridge Street
P. O. Box 681
Danville, Virginia 24543

PROXY STATEMENT

FREQUENTLY ASKED QUESTIONS

Who is soliciting my proxy?

The Board of Directors is soliciting your proxy for the annual meeting of shareholders to be held on Thursday, August 25, 2005, in order to provide you the opportunity to vote on all matters scheduled to come before the meeting, whether or not you attend the meeting in person.

Who pays for the solicitation of proxies?

Alliance One bears the cost of soliciting proxies. The Company will reimburse banks, brokerage firms, and other custodians, nominees and fiduciaries for expenses reasonably incurred by them in sending proxy material to the beneficial owners of stock. The Company may utilize employees to solicit proxies by mail, in person or by telephone. If necessary, the Company may engage the services of a proxy solicitor and would also bear the cost of such firm’s services and out-of-pocket expenses.

What items of business will be conducted at the meeting?

■	The election of four members to the Board of Directors, each director to serve until the 2008 annual meeting or until the election of their successors.

■	Any other business properly brought before the meeting.

Who is entitled to vote?

You may vote if you owned shares of Alliance One common stock on June 17, 2005, the date established by the Board for determining shareholders entitled to vote at the annual meeting. On that date, there were 86,586,502 shares of common stock outstanding. Each share of common stock is entitled to one vote.

Which shares can be voted?

You may vote all shares owned by you as of the close of business on June 17, 2005. This includes:

■	Shares held directly in your name as the shareholder of record.

■	Shares of which you are the beneficial owner but not the shareholder of record, such as those held for you through a bank, broker or trustee.

What does it mean if I receive more than one proxy card or instruction form?

It means that you have multiple accounts with our transfer agent and/or banks or brokers. Please vote all of the shares.

For assistance consolidating your accounts to the extent possible, you may contact our transfer agent, Wachovia Bank, at 1-800-829-8432.

Will my shares be voted if I do not return my proxy card or instruction form?

If you are an Alliance One shareholder whose stock was registered as of the close of business on June 17, 2005, directly in your name with Wachovia Bank, our transfer agent, your shares will only be voted if your proxy is returned or you attend the meeting and vote in person.

If you are an Alliance One shareholder whose stock was held as of the close of business on June 17, 2005, through an account with a bank or broker, your shares may be voted even if you do not provide voting instructions on your instruction form. Brokerage firms have the authority under the New York Stock Exchange (“NYSE”) rules to vote shares on behalf of their customers on certain “routine” matters. The election of directors is considered a routine matter for which brokerage firms may vote shares without voting instructions from the customer.

May I vote at the meeting?

If you are a registered shareholder and attend the meeting, you may vote your shares in person. If you hold your shares through a bank or broker and want to vote your shares in person at the meeting, you must contact your bank or broker and obtain a legal proxy. Even if you plan to attend the meeting, we encourage you to vote your shares by proxy.

Can I change my vote after returning my proxy card or instruction form?

Anyone submitting a proxy may revoke it at any time before it is voted. A proxy can be changed or revoked by voting in person at the meeting, delivering another later dated proxy, or notifying Alliance One’s Secretary in writing that you want to change or revoke your proxy. If you hold your shares through a bank or broker and want to vote your shares in person at the meeting, you must contact your bank or broker and obtain a legal proxy. All signed proxies that have not been revoked will be voted at the meeting.

How many votes are needed to hold the meeting?

A quorum is necessary to conduct business at the annual meeting. A quorum is a majority of the issued and outstanding shares of Alliance One common stock as of June 17, 2005, either present in person or represented by proxy at the meeting. Abstentions, withheld votes and shares held on record by a broker that are voted on any matter are counted for purposes of establishing a quorum at the meeting.

If a quorum is not present, the meeting may be adjourned from time to time by the vote of a majority of the shares present without notice other than announcement at the meeting.

How many votes are needed to elect the nominees for director?

The election of each nominee for director requires a plurality of the votes cast by shareholders entitled to vote at the meeting. Essentially, this means that the nominees receiving the highest number of “For” votes will be elected as directors. Because directors are elected by a plurality, abstentions and broker non-votes have no effect on their election (“broker non-votes” are shares held by banks or brokers on behalf of their customers that are not voted).

What if a nominee for director becomes unavailable for election?

In the event that any nominee becomes unavailable for election, the Board may either reduce the number of directors or choose a substitute nominee. If the Board selects a substitute nominee, shares represented by proxy will be voted for the substitute nominee.

How will proxies be voted on other matters that are properly brought before the meeting?

The Company is not aware of any other business to be presented at the meeting. However, if any other matter is properly brought before the meeting, the proxies received will be voted on those items in accordance with the discretion of the proxy holders.

Will the directors be present at the meeting?

It is Alliance One’s policy that directors attend the annual meetings of shareholders and we currently expect all of our directors to be in attendance at the 2005 Annual Meeting.

Will shareholders have an opportunity to ask questions at the meeting?

Yes. Following the business portion of the meeting, Company representatives will be available to answer shareholder questions.

FISCAL YEAR-END CHANGE

Effective with the 2004 fiscal year, Alliance One changed its fiscal year-end to March 31. Information shown in this proxy statement for fiscal year 2004 encompasses the nine months from July 1, 2003 to March 31, 2004. The primary purpose of the change was to better match the financial reporting cycle with natural global crop cycles for leaf tobacco.

MERGER OF DIMON INCORPORATED AND
STANDARD COMMERCIAL CORPORATION

On May 13, 2005, we completed the merger (the “Merger”) of Standard Commercial Corporation (“Standard”) with and into DIMON Incorporated (“DIMON”). In the Merger, each outstanding share of Standard common stock was converted into three shares of DIMON common stock. As a result of the Merger, the Company changed its name from DIMON to Alliance One International, Inc. (“Alliance One”). In connection with the Merger and as provided in the Agreement and Plan of Reorganization governing the Merger (the “Merger Agreement”), six of DIMON’s directors, including Hans. B. Amell, R. Stuart Dickson, Henry F. Frigon, James E. Johnson, Jr., Thomas F. Keller and William R. Slee, resigned from the Board of Directors, and six former directors of Standard, including Robert E. Harrison, Nigel G. Howard, Mark W. Kehaya, Gilbert L. Klemann, II, B. Clyde Preslar and William S. Sheridan, were elected to the Board of Directors. Each of the new directors was appointed to the Committees described under “BOARD COMMITTEES” below. The Merger, the name change, the election of the new directors and certain other matters were approved by the shareholders of DIMON at a special meeting of the shareholders held on April 1, 2005.

Also in connection with the Merger, certain of our executive officers changed. Mr. Harker continues to serve as Chairman and Chief Executive of Alliance One. Mr. Harrison, formerly Standard’s President and Chief Executive Officer, became President and Chief Operating Officer of Alliance One. James A. Cooley, formerly Senior Vice President-Chief Financial Officer of DIMON, became Executive Vice President-Chief Financial Officer of Alliance One. Steven B. Daniels, formerly President and Chief Operating Officer of DIMON, became Executive Vice President-Operations of Alliance One. H. Peyton Green, III, formerly Executive Vice President-Sales of DIMON holds that same position with Alliance One. Henry C. Babb, formerly Senior Vice President-Public Affairs, General Counsel and Secretary of Standard, became Senior Vice President, Chief Legal Officer and Secretary of Alliance One. Michael K. McDaniel, formerly Senior Vice President-Human Resources of Standard, was appointed to that same office at Alliance One.

Because the Merger occurred after the end of our March 31 fiscal year, some of the information contained in this proxy statement relates to our officers and directors prior to the Merger and some of the information relates to our officers and directors after the Merger, as indicated.

PROPOSAL ONE - ELECTION OF DIRECTORS

The Company’s Bylaws provide that the Board of Directors will consist of thirteen directors, divided into three classes as nearly equal in number as possible. Typically, each class of directors serves for three years and one class is elected at each annual meeting.

The four directors nominated for election at the 2005 annual meeting are Mr. Brian J. Harker, Mr. Nigel G. Howard, Mr. Joseph L. Lanier, Jr., and Mr. William S. Sheridan. Each of the nominees is currently a director of Alliance One. With the exception of Brian J. Harker, Chairman and Chief Executive Officer of Alliance One, each nominee has been determined by the Board to be independent from management and has indicated a willingness to serve if elected.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL OF THE NOMINEES.

If all nominees are re-elected to the Board, the director classes after the 2005 annual meeting will be as follows:

Class III Terms expire at 2006 annual meeting
Name	Age	Commencement of Service
John M. Hines	65	1995
Mark W. Kehaya	37	2005
Gilbert L. Klemann, II	54	2005
Martin R. Wade, III	56	2001

Class I Terms expire at 2007 annual meeting
Name	Age	Commencement of Service
C. Richard Green, Jr.	61	2003
Robert E. Harrison	51	2005
Albert C. Monk, III	65	1995
B. Clyde Preslar	51	2005
Norman A. Scher	67	1995

Class II Terms expire at 2008 annual meeting
Name	Age	Commencement of Service
Brian J. Harker	55	1999
Nigel G. Howard	59	2005
Joseph L. Lanier, Jr.	73	1995
William S. Sheridan	51	2005

DIRECTOR BIOGRAPHIES

Independence

The board has affirmatively determined that the directors and nominees listed below, with the exception of Messrs. Harker and Harrison, are independent, as that term is defined under the Corporate Governance Standards of the New York Stock Exchange. The Board has adopted categorical standards to assist it in making its independence determinations and, with the exception of Messrs. Harker and Harrison, who are employees of the Company, each director and nominee listed below meets the categorical standards.

The following information is furnished with respect to the Company’s directors and nominees.

C. Richard Green, Jr.

Age 61
Director since 2003
Term expires 2007

Non-Executive Director of ITC Limited, a company in India engaged in operating hotels, agricultural exports, and manufacturing cigarettes and paperboard, since July 1999. Regional Director of British American Tobacco, a multinational tobacco company, from January 1999 to April 2002.

Other directorships: ITC Limited.

Brian J. Harker

Age 55
Director since 1999
Term expires 2008

Chairman and Chief Executive Officer of Alliance One since May 13, 2005. Chairman and Chief Executive Officer of DIMON from March 2003 to May 13, 2005. President and Chief Executive Officer of DIMON from May 1999 to February 2003. President and Chief Operating Officer of DIMON from March 1999 to April 1999.

Robert E. Harrison

Age 51
Director since 2005
Term expires 2007

President and Chief Operating Officer of Alliance One since May 13, 2005. President and Chief Executive Officer of Standard Commercial Corporation from August 1996, and Chairman from August 2003, to May 13, 2005.

John M. Hines

Age 65
Director since 1995
Term expires 2006

Private investor and consultant since 1996. Director of Glen Raven, Inc., a private textile manufacturing company, since May 2001. Consultant to DIMON from July 1996 to June 1998. Executive Vice President of DIMON from April 1995 to June 1996.

Other directorships: Glen Raven, Inc.

Nigel G. Howard

Age 59
Director since 2005
Term expires 2008

Retired Deputy Chief Executive, The Morgan Crucible Company plc, a designer, developer and supplier of products made from carbon, ceramic and magnetic materials. Deputy Chairman Assam Carbon Products, Ltd., India.

Mark W. Kehaya

Age 37
Director since 2005
Term expires 2006

Partner at Meriturn Partners, LLC, an investment firm specializing in restructurings and turnarounds of middle-market companies, since January 2002. President, CEO and COO of Eturn Communications, Inc., a software solutions provider, from November 2000 to October 2001. Employed by Standard Commercial Corporation beginning in April 1993, serving variously as Assistant to the President, Finance Director of the Tobacco Division, Vice President-Planning, and as Chief Executive Officer of Standard’s tobacco processing facility in St. Petersburg, Russia, until March 2000.

Other directorships: Dunn Paper, Inc.; Johnston Textiles, Inc.

Gilbert L. Klemann, II

Age 54
Director since 2005
Term expires 2006

Senior Vice President and General Counsel of Avon Products, Inc., a direct seller of beauty and related products, since January 2001. Of Counsel at the law firm of Chadbourne & Park LLP from January 2000 through December 2000. Prior thereto, served as an Executive Vice President, General Counsel and a Director of Fortune Brands, Inc. (formerly American Brands, Inc., a diversified consumer products company).

Other directorships: North American Galvanizing & Coatings, Inc.

Joseph L. Lanier, Jr.

Age 73
Director since 1995
Term expires 2008

Chairman of the Board of Dan River, Inc., a textile manufacturer, since November 1989. Chief Executive Officer of Dan River, Inc. from November 1989 to February 2005. Non-Executive Chairman of the Board of DIMON from May 1999 to February 2003.

Other directorships: Dan River Inc.; Flowers Foods Inc.; Torchmark Corporation.

Albert C. Monk, III

Age 65
Director since 1995
Term expires 2007

Retired since January 2001. Consultant to DIMON from January 2000 to December 2000. Vice Chairman of the Board of DIMON from March 1999 to December 1999. President of DIMON from April 1995 to February 1999.

B. Clyde Preslar

Age 51
Director since 2005
Term expires 2007

Vice President, Chief Financial Officer and Secretary of Lance, Inc., a manufacturer, marketer and distributor of snack food products, since February 2002. Vice President and Chief Financial Officer of Lance since April 1996. Prior thereto, Director of Financial Services with Black & Decker Corporation, a manufacturer of power tools and accessories.

Other directorships: Forward Air Corporation.

Norman A. Scher

Age 67
Director since 1995
Term expires 2007

President and Chief Executive Officer of Tredegar Corporation, a manufacturer of plastic films and aluminum extrusions, since September 2001. Executive Vice President and Chief Financial Officer of Tredegar from July 1989 to September 2001.

Other directorships: Tredegar Corporation.

William S. Sheridan

Age 51
Director since 2005
Term expires 2008

Executive Vice President and Chief Financial Officer, Sotheby’s Holdings, Inc., an auctioneer of fine arts and antiques, since 1996.

Martin R. Wade, III

Age 56
Director since 2001
Term expires 2006

Chief Executive Officer of International Microcomputer Software Inc., a developer and publisher of productivity software in precision design, graphic design and other related business applications, since September 2001. Director, President and Chief Executive Officer of Digital Creative Development Corporation (DC2), a developer of entertainment content companies focusing on broadband content delivery and providing Internet-related business-to-business services, from May 2001 to August 2001. Director and Executive Vice President of DC2 from June 2000 to April 2001. Managing Director of Prudential Securities Inc., a global securities firm, from May 1998 to June 2000.

Other directorships: Energy Transfer Group; International Microcomputer Software Inc.; Nexmed.

BOARD MEETINGS

Four regular meetings and four special meetings of the Company’s Board of Directors were held during fiscal year 2005. With the exception of Messrs. Dickson and Slee, each director attended at least 75 percent of the aggregate of all meetings held by (1) the full board of directors and (2) each committee of the board on which the director served.

Alliance One’s non-management directors, all of whom are independent as that term is defined by the Corporate Governance Standards of the New York Stock Exchange, meet regularly in executive session. In accordance with Alliance One’s Corporate Governance Guidelines, the Lead Independent Director presides at executive sessions of non-management directors. During fiscal year 2005, Mr. Lanier served as Lead Independent Director. Effective with the merger closing in May 2005, Mr. Sheridan was appointed Lead Independent Director. The Board typically makes the Lead Independent Director determination annually in conjunction with the committee assignments.

BOARD COMMITTEES

The Board has standing Audit, Executive, Executive Compensation and Governance & Nominating committees. With the exception of the Executive Committee, each committee operates under a charter approved by the Board. The committee charters are available on our website, www.aointl.com. All members of the Audit, Executive Compensation, and Governance & Nominating Committees meet the requirements for independence set forth by the New York Stock Exchange in Section 303A.02 of the Listed Company Manual.

The following table provides an overview of the membership, responsibilities and number of meetings held in fiscal year 2005 for each committee of the Board. The current composition of each committee, effective May 13, 2005, as a result of the merger, is also included.

FY 2005 Committee Members	Current Committee Members	Responsibilities*	FY 2005 Meetings
Audit
Thomas F. Keller, Chair C. Richard Green, Jr. James E. Johnson, Jr. Martin R. Wade, III	B. Clyde Preslar, Chair C. Richard Green, Jr. Gilbert L. Klemann, II Martin R. Wade, III	Oversee financial reporting, policies and procedures. Select, oversee, evaluate, compensate and replace independent auditors. Oversee internal audit function. Evaluate adequacy and effectiveness of internal controls and risk management policies. Oversee compliance with legal and regulatory requirements. Provide for the receipt, retention and treatment of concerns and complaints regarding internal accounting controls or auditing matters. Prepare a committee report for inclusion in the annual proxy statement.	8
Executive
Joseph L. Lanier, Jr., Chair Brian J. Harker Albert C. Monk, III	Brian J. Harker, Chair Robert E. Harrison Albert C. Monk, III William S. Sheridan	Generally empowered to act with the authority of the full board when the full board is not in session.	2

FY 2005 Committee Members	Current Committee Members	Responsibilities*	FY 2005 Meetings
Executive Compensation
Norman A. Scher, Chair R. Stuart Dickson Joseph L. Lanier, Jr.	Norman A. Scher, Chair Nigel G. Howard Gilbert L. Klemann, II Joseph L. Lanier, Jr.
Review and approve incentive compensation and equity-based plans consistent with shareholder approved plans.

Where appropriate, make recommendations to the Board with respect to new incentive compensation plans and equity based plans for Board or shareholder approval.

Review and approve salaries and incentive awards of executive officers.

Review and approve corporate goals and objectives relevant to CEO compensation.

Evaluate CEO performance.

As a Committee, or together with the other independent directors, as directed by the Board, set CEO compensation, including base salary and incentive awards.

Prepare a committee report on executive compensation for inclusion in the annual proxy statement.
			4
Governance & Nominating
Henry F. Frigon, Chair R. Stuart Dickson Joseph L. Lanier, Jr. Norman A. Scher	Joseph L. Lanier, Jr., Chair John M. Hines B. Clyde Preslar William S. Sheridan	Analyze structure, size and composition of Board. Develop and monitor use of director selection criteria. Identify and recruit qualified director candidates; receive recommendations of potential nominees; recommend to the Board the nominees for election at the Annual Meeting of Shareholders. Recommend Corporate Governance Guidelines to the Board. Oversee adoption and periodic review of committee charters. Recommend to the Board removal of a director when appropriate.	4

FY 2005 Committee Members	Current Committee Members	Responsibilities*	FY 2005 Meetings
Governance & Nominating (continued)

Annually recommend to the Board directors to serve as Chairman, Lead Independent Director, committee chairs and committee members.

Recommend to the Board the retirement policy and remuneration of non-employee directors.

Provide for Board and committee self-evaluations. Report to the Board conclusions regarding the effectiveness and performance of the Board.

*     A complete description of the responsibilities of the Audit, Executive Compensation, and Governance & Nominating Committees can be found in the committee charters which are available on our website at www.aointl.com.

GOVERNANCE MATTERS

The Board fosters and encourages a corporate environment of strong corporate governance, including disclosure controls and procedures, internal controls, fiscal accountability, high ethical standards and compliance with applicable policies, laws and regulations. Re-examining Company practices and setting new standards is an ongoing process. Similarly, the area of corporate governance continues to evolve. Therefore, the Board fully expects its governance practices and documents to be reviewed and modified as needed upon the recommendation of the Governance & Nominating Committee.

Shareholder Access to Governance Documents

Website

All of the Company’s governance-related documents are available on its website at www.aointl.com. Available documents include the Company’s Corporate Governance Guidelines, Code of Business Conduct, and charters of the Audit, Executive Compensation, and Governance & Nominating Committees. When changes are made to any of these documents, updated copies are posted on the website as soon as practical thereafter.

Written Request

Copies of the Company’s governance documents are also available, free of charge, by written request addressed to: Corporate Secretary, Alliance One International, Inc., 512 Bridge Street, Danville, Virginia 24541.

Code of Business Conduct

Alliance One first adopted a Code of Business Conduct in 1997. The Code of Business Conduct clearly defines the Company’s expectations for legal and ethical behavior on the part of every Alliance One director, officer and employee.

The Code of Business Conduct also governs Alliance One’s principal financial officer and principal accounting officer. It is designed to deter wrongdoing and promote honest and ethical business conduct in all aspects of the Company’s affairs.

Any waiver of the Code of Business Conduct, for any director, officer or employee, would require approval by the Board of Directors and would be disclosed immediately thereafter to shareholders via the Company’s website, www.aointl.com.

Corporate Governance Guidelines

The Board of Directors first adopted Corporate Governance Guidelines in April 2004. The Guidelines, in conjunction with the charters of key Board committees, inform shareholders, employees, customers and other constituents of the Board’s principles as a governing body. The Guidelines are reviewed at least annually by the Board.

Governance & Nominating Committee Processes

Alliance One’s Board of Directors has a Governance & Nominating Committee composed entirely of independent directors and governed by a charter. As stated in the charter, it is the responsibility of the Committee to identify and evaluate potential candidates to serve on the Board. Candidates may be identified through a variety of means, including professional or personal contacts of directors, shareholder recommendations, or a third party firm engaged in the recruitment of directors.

Candidates are assessed by the Committee in view of the responsibilities, qualifications and independence requirements set forth in the Corporate Governance Guidelines. Candidate assessment begins with a review of the candidate’s background, education, experience and other qualifications. Candidates viewed favorably by the Committee then meet, either individually or collectively, with the Chairman of the Board, the Chair of the Governance & Nominating Committee, and other directors as appropriate, prior to being recommended for election to the Board.

An invitation to join the Board of Directors is extended only after a candidate’s qualifications have been reviewed by the Committee, the Committee has formally recommended the candidate to the Board for approval, and the Board has approved the candidate’s election by a majority vote. Invitations are extended on behalf of the Board by the Chairman.

The Committee may engage the services of a third party to assist in the recruitment of directors as necessary. To date, the Committee has not engaged the services of such a firm.

Minimum Director Qualifications

In order to qualify for service on the Alliance One Board of Directors, an individual must possess the following characteristics: integrity; international business experience; the ability to actively participate in and contribute to the deliberations of the Board; the capacity and desire to represent the balanced, best interests of the shareholders; and sufficient time available to devote to the responsibilities of a director. Determination of whether an individual meets these qualifications are made in the business judgment of the Board.

Categorical Standards for Director Independence

For a director to be deemed “independent,” the Board of Directors of Alliance One must affirmatively determine that the director has no material relationship with Alliance One either directly or as a partner, shareholder or officer of an organization that has a relationship with Alliance One. In making this determination, the Board applies the following standards:

■	A director who is an employee, or whose immediate family member is an executive officer of Alliance One, is not independent until three years after the end of such employment relationship. Employment as an interim Chairman or Chief Executive Officer will not disqualify a director from being considered independent following such employment.

■	A director who receives (or whose immediate family member serving as an executive officer receives) more than $100,000 per year in direct compensation from Alliance One is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation (excluding director and committee fees and pensions or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service). Compensation received by a director for former service as an interim Chairman or Chief Executive Officer will not count toward the $100,000 limitation.

■	A director who is affiliated with or employed by (or whose immediate family member is affiliated with or employed by) a present or former internal or external auditor of Alliance One is not independent until three years after the end of either the affiliation or the employment or auditing relationship.

•	A director who is employed (or whose immediate family member is employed) as an executive officer of another company where any of Alliance One’s present executives serve on that company’s compensation committee is not independent until three years after the end of such service or employment relationship.

•	A director who is an executive officer or an employee (or whose immediate family member is an executive officer) of a company that makes payments to, or receives payments from, Alliance One for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues is not independent until three years after falling below such threshold.

Mark Kehaya’s brother was the Chief Information Officer of Standard prior to the Merger, but was not employed as an executive officer of Alliance One during the period beginning at the effectiveness of the Merger on May 13, 2005, and ending on May 31, 2005, the date his employment with Alliance One ended. We do not believe this affects the determination of Mr. Kehaya’s independence under the Corporate Governance Standards of the New York Stock Exchange or Alliance One’s Corporate Governance Guidelines.

Shareholder Nominations – 2006 Annual Meeting

Any shareholder entitled to vote in the election of directors generally may nominate at a meeting one or more persons for election as a director if written notice of such nomination or nominations is delivered or mailed to the Secretary of the Corporation in accordance with the Company’s Bylaws, which state that such notification must include:

■	the name, age and address of each proposed nominee;
■	the principal occupation of each proposed nominee;
■	the nominee’s qualifications to serve as a director;
■	the name and residence address of the notifying shareholders; and
■	the number of shares owned by the notifying shareholder.

To be received in accordance with the Company’s Bylaws, nominations for the 2006 Annual Meeting must be received not earlier than June 11, 2006 nor later than July 6, 2006. The Secretary of the Corporation will deliver all such notices to the Governance & Nominating Committee. The Governance & Nominating Committee shall thereafter make its recommendation to the Board of Directors, and the Board of Directors shall thereafter make its determination with respect to whether such candidate should be nominated for election as a director.

Shareholder Proposals – 2006 Annual Meeting

To be considered for inclusion in the Company’s proxy statement for the 2006 Annual Meeting, shareholder proposals must be submitted in writing to the Secretary of the Corporation by March 22, 2006. Shareholder proposals must be submitted in accordance with Rule 14a-8 of the Securities Exchange Act of 1934, the laws of the Commonwealth of Virginia, and the Bylaws of the Company.

Shareholder Communications with the Board

Shareholders may communicate with the Board of Directors, any committee of the Board, the Lead Independent Director or any individual director as appropriate. Shareholder communications must be made in writing to the Corporate Secretary, Alliance One International, Inc., 512 Bridge Street, Danville, Virginia 24543. The Secretary will determine in his good faith judgment, as instructed by the Board, which shareholder communications to relay to the applicable directors.

See Shareholder Nominations and Shareholder Proposals for guidelines specific to those types of communications with the Board.

Director Attendance at Annual Meetings of Shareholders

It is our policy that directors attend the annual meetings of shareholders. Twelve of the thirteen directors then in office attended last year’s annual meeting.

AUDIT MATTERS

Audit Committee Members & Meetings

Alliance One’s Board of Directors has an Audit Committee that is composed of Mr. Preslar (Chairman) and Messrs. C. R. Green, Klemann and Wade. The Company’s Audit Committee prior to the merger was comprised of Dr. Keller (Chairman) and Messrs. C. R. Green, Johnson and Wade. The Board has determined that each of the Audit Committee members meets the requirements for independence set forth by the New York Stock Exchange in Section 303A.02 of the Listed Company Manual and by the SEC in Exchange Act Rule 10A-3. The Committee met eight times during fiscal year 2005.

Audit Committee Charter

The Audit Committee is governed by a written charter adopted by the Board of Directors. The Audit Committee charter is available on the Company’s website, www.aointl.com.

Financial Literacy and Expertise

The Board, upon recommendation of the Governance & Nominating Committee, has determined that each member of the Audit Committee is financially literate as that term is interpreted by the Board in its business judgment. The Board has further determined that Mr. Preslar meets the requirements of an audit committee financial expert, as that term is defined by the SEC in Item 401(h) of Regulation S-K. As stated above, Mr. Preslar has been determined to be independent from management.

Other Audit Committee Service

The Company currently does not limit the number of audit committees on which its Audit Committee Members may serve. However, the Audit Committee charter approved by the Board stipulates that, if an Audit Committee member simultaneously serves on the audit committee of more than three public companies, the Board must determine that such simultaneous service would not impair the ability of the director to effectively serve on the Company’s Audit Committee and disclose such determination in the annual proxy statement. None of the Audit Committee Members currently serves on more than three audit committees of publicly traded companies.

Dr. Keller, the chairman of the Audit Committee until May 13, 2005, served on the audit committees of three public companies (including DIMON) and three mutual funds until February 2005. The Board determined that Dr. Keller’s audit committee service did not impair his ability to serve on DIMON’s Audit Committee based on the following factors: 1) two of the audit committee memberships were with publicly traded closed-end registered investment companies within a single fund complex; 2) the extent of his financial expertise; 3) the time constraints related to his other professional endeavors were minimal. Dr. Keller retired from the boards of all three mutual funds in February 2005.

Audit Committee Functions

The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to the Company’s accounting and financial reporting practices, and the quality and integrity of the Company’s financial reports. This includes the oversight of Alliance One’s financial statements provided to any governmental or regulatory body, the public, or other users; the effectiveness of Alliance One’s internal control process; and Alliance One’s engagement of independent auditors. The Committee’s functions are described more fully in the section on “BOARD COMMITTEES.”

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed with management the audited financial statements in the Annual Report, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61, and the Committee has discussed any items required to be communicated to it by the independent auditors in accordance with regulations promulgated by the Securities and Exchange Commission and the Public Company Accounting Oversight Board and standards established by the American Institute of Certified Public Accountants and the Independence Standards Board.

The Committee has received from the independent auditors a letter describing any relationships with the Company that may bear on their independence and has discussed with the independent auditors the auditors’ independence from the Company and its management. The Committee has pre-approved all fiscal year 2005 audit and permissible non-audit services provided by the independent auditors and the fees for those services. As part of this process, the Committee has reviewed the audit fees of the independent auditors. It has also reviewed non-audit services and fees to assure compliance with regulations prohibiting the independent auditors from performing specified services that might impair their independence as well as compliance with the Company’s and the Committee’s policies.

The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended March 31, 2005 for filing with the Securities and Exchange Commission.

Audit Committee:

B. Clyde Preslar, Chairman
C. Richard Green, Jr.
Gilbert L. Klemann, II
Martin R. Wade, III

Independent Auditors

A representative of Ernst & Young LLP, the Company’s independent auditors for the fiscal year ended March 31, 2005, will be present at the annual meeting, will have an opportunity to make a statement if they wish to do so, and will be available to respond to appropriate questions.

Subsequent to the completion of the merger, the Company issued a Request for Proposal to several of the independent audit firms for the conduct of a full scope integrated audit of the Company’s financial statements, including reviews of unaudited interim financial information and of the Company’s internal control over financial reporting for the year ending March 31, 2006. The selection of the independent accounting firm for this period is expected to be completed by September 15, 2005.

Policy for Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of service and is subject to a specific budget. The Audit Committee requires the independent auditors and management to report on the actual fees charged for each category of service at Audit Committee meetings throughout the year.

During the year, circumstances may arise when it may become necessary to engage the independent auditors for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engagement. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting. The Chairman of the Audit Committee must report on such pre-approvals at the next scheduled Audit Committee meeting.

The Committee’s pre-approval policy was effective May 6, 2003, as required by the applicable regulations. All engagements of the independent auditors since that date have been pre-approved by the Committee in accordance with the policy. The policy has not been waived in any instance.

Audit and Non-Audit Fees

During the fiscal years ended March 31, 2004 and March 31, 2005, Ernst & Young LLP, the Company’s independent auditors, billed the Company the fees set forth below in connection with services rendered:

	FY 2004	FY 2005
Audit Fees (1)	$1,838,410	$3,880,993
Audit-Related Fees (2)	36,402	385,020
Tax Fees (3)	38,288	72,240
All Other Fees (4)	—	—
Total	$1,913,100	$4,338,253

_________

(1)   Audit Fees. Audit Fees consist of professional services rendered in the audit of the Company’s annual financial statements, review of the Company’s quarterly financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, such as comfort letters, statutory audits, attest services, consents and assistance with reporting requirements. Audit fees related to Sarbanes-Oxley requirements in 2005 were approximately $1,513,250.

(2)   Audit-Related Fees. Audit-Related Fees consist of assurance and related services performed by the independent auditor that are reasonably related to the performance of the audit or review of financial statements and may include, among others, employee benefit plan audits, due diligence related to mergers and acquisitions, internal control reviews, consultation regarding financial accounting and reporting standards, and services provided in conjunction with the Company’s merger with Standard Commercial Corporation.

(3)   Tax Fees. Tax Fees consist of services performed by the independent auditor for tax compliance, tax planning, and tax advice.

(4)   All Other Fees. There were no fees billed or services rendered by Ernst & Young during fiscal years 2004 and 2005 other than those described above.

COMPENSATION MATTERS

Director Compensation

Directors who are employees of the Company or its subsidiaries or who serve as paid consultants to the Company are not compensated for their services as director. Non-employee directors (directors who are neither employees nor paid consultants of the Company) receive an annual cash retainer, as follows:

Type of Service	Annual Retainers
Board Member	$20,000
Audit Committee Chair	+$5,000
Committee on Executive Compensation Chair; Audit Committee Member	+$3,000
Executive Committee Chair; Governance & Nominating Committee Chair	+$2,000

Non-employee directors also receive a fee of $1,500 for each board meeting attended in person or by phone and $1,000 for each committee meeting attended in person or by phone.

Pursuant to the 2003 Incentive Plan (the “Incentive Plan”), approved by shareholders on November 6, 2003, non-employee directors may be granted common stock, performance shares, or options to purchase common stock for a per share exercise price equal to the fair market value of one share of common stock on the date of grant. On November 10, 2004, pursuant to the Incentive Plan and upon approval by the Board, each non-employee director serving on that date was awarded 2,250 options to purchase common stock for a per share exercise price of $6.45, the closing price of DIMON common stock on the date of grant. Additionally, each non-employee director was awarded 2,250 shares of restricted stock. In total, 27,000 stock options and 27,000 shares of restricted stock were awarded to non-employee directors during fiscal year 2005. The stock options were immediately exercisable pursuant to the Plan, while the restricted stock had a vesting date of one year from the date of grant.

In addition, Alliance One’s non-employee directors are eligible to participate in a Compensation Deferral Plan, which was approved by the Board on June 23, 2003. A non-employee director may elect to defer all or any portion of the cash or equity based compensation received and have the deferred amount credited to a notional account under the Compensation Deferral Plan. Cash compensation deferred is adjusted monthly for investment gains and losses using the Lehman Aggregate 20-year Bond Index as a benchmark. Stock based compensation deferred is adjusted monthly for gains and losses using the month-end closing price of Alliance One common stock as a benchmark. The Compensation Deferral Plan is unfunded. Withdrawals from the Plan are not permitted until the termination of a participating director’s service on the Board.

Committee on Executive Compensation Report on Executive Compensation

Compensation Philosophy and Programs

Alliance One’s Committee on Executive Compensation is composed entirely of independent directors and governed by a charter. The Committee’s role is to oversee the development and management of total compensation levels and programs for the Company’s executive officers. The Committee’s principal objectives in fulfilling its role for Alliance One include:

•	Enhancing the Company’s ability to attract, motivate, and retain highly qualified and knowledgeable executives who are critical to the long-term success of Alliance One

•	Establishing and maintaining executive compensation levels and programs that are fully competitive with comparable organizations

•	Developing and maintaining executive compensation programs that encourage higher levels of job performance through the use of performance-based short- and long-term incentives

•	Reinforcing management’s commitment to enhance shareholder value by aligning the interests of key executives with those of the Company’s shareholders

In achieving the above objectives, the Committee reviews extensive survey information on pay levels and compensation practices compiled from time to time with the help of an independent consultant. The comparison group for competitive compensation information includes the peer companies in the Stock Performance Graph, as well as a broader group of companies with operating characteristics and revenues similar to Alliance One. The Committee strives to provide a direct compensation package to Alliance One executives at target performance that is fully competitive with the median total pay packages for the comparison group. The direct compensation package for Alliance One’s executive officers includes base salary, annual incentives, and long-term incentives in the form of stock option and restricted stock grants.

Base Salary

The base salary levels for executive officers other than the Chief Executive Officer (CEO) are established by the Committee and reflect salaries for like positions in the comparison group described above. The Committee, either as a Committee or together with the other independent directors, as directed by the Board, determines CEO base salary using similar competitive salary information. Alliance One places substantial emphasis on performance-driven pay delivered through short- and long-term incentives, therefore base salary ranges are established such that the range maximum is positioned at approximately the average salary of the broader comparison group. Base salaries are adjusted periodically, based on competitive market changes, individual and corporate performance, modifications in job responsibilities, and the executive’s position within his or her respective salary range.

Annual Incentive

DIMON’s Management Incentive Plan (“MIP”) allows the Committee to provide direct financial incentives in the form of annual cash payments to six executive officers and other officers and key employees upon the achievement of predetermined performance objectives. At the beginning of each fiscal year, the Committee establishes threshold, target and maximum performance goals for cash incentives to key employees, with the associated opportunities expressed as percentages of base salary. For fiscal 2005, annual incentives were based 70% on pretax income and 30% on individual performance. No award is payable unless the pretax income threshold goal is achieved. The Plan provides for target awards of 65% for the Chairman and Chief Executive Officer, 50% for the President and Chief Operating Officer, and 35% of salary for other key executives, with maximum awards of 130%, 100%, and 70% of salary, respectively. The annual incentive payouts are made after the end of the fiscal year.

Long-Term Incentives

The Committee’s primary objective in granting stock options and other long-term equity-based incentives is to allow key employees to participate in the success of the Company through stock ownership, to provide a strong direct link between employee compensation and the interests of shareholders, and to encourage recipients to focus on the long-term performance of the Company.

The Committee administers the 2003 Incentive Plan as the principal means to provide long-term incentives to six executive officers, other officers, and key employees. The Plan permits the Committee to grant stock options, stock appreciation rights (SARs), restricted stock, and performance units to executive officers, other officers, and key employees. The Company uses both stock options and restricted stock as long-term incentives. All equity grants are approved by the members of the Committee. Options are generally granted at fair market value on the date of grant.

Chief Executive Officer Compensation

There was no change in Mr. Harker’s cash compensation during fiscal year 2005. Mr. Harker was awarded 70,000 stock options with an exercise price of $6.45 per share, which was the Company’s closing stock price on the date of grant. Mr. Harker also received 70,000 restricted shares.

Deductibility of Executive Compensation under the Internal Revenue Code

Section 162(m) of the Internal Revenue Code, as amended (the Code), restricts the deductibility, for federal income tax purposes, of annual compensation paid to the Chief Executive Officer and each of the four other most highly compensated officers to the extent that such compensation exceeds $1 million or does not qualify as “performance-based” as defined under the code. In this regard, the Committee’s objective is to obtain the fullest compensation deduction possible while preserving needed flexibility in recognizing and rewarding desired performance. All compensation provided to executive officers in fiscal year 2005 is believed to be fully deductible.

Committee on Executive Compensation:

Norman A. Scher, Chairman
Nigel G. Howard
Gilbert L. Klemann, II
Joseph L. Lanier, Jr.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table presents information relating to total compensation for the three fiscal years ended March 31, 2005, March 31, 2004 and June 30, 2003, of the Chief Executive Officer and the four other most highly compensated executive officers of the Company during fiscal year 2005. Subsequent to the end of fiscal year 2005, the executive officers of the Company changed as a result of the Merger. Messrs. Harker, Daniels, Cooley and Green continue to serve as executive officers of the Company. Effective May 13, 2005, the executive officers of the Company and the positions they hold are as follows:

Name	Position Held Since May 13, 2005
Brian J. Harker	Chairman and Chief Executive Officer
Robert E. Harrison	President and Chief Operating Officer
James A. Cooley	Executive Vice President — Chief Financial Officer
Steven B. Daniels	Executive Vice President — Operations
H. Peyton Green, III	Executive Vice President – Sales
Henry C. Babb	Senior Vice President — Chief Legal Officer & Secretary
Michael K. McDaniel	Senior Vice President — Human Resources
William D. Pappas	Senior Vice President — Chief Information Officer

Summary Compensation Table

					Long-Term Compensation
		Annual Compensation			Awards
Name and Principal Position	Fiscal Year(1)	Salary $	Bonus $	Other Annual Compensatiom $	Restricted Stock(2) $	Options/ SARs #	All Other Compensation(3) $
Brian J. Harker	2005	500,000	0	0	451,500	70,000	132,192
Chairman and	2004	375,000	0	0	499,375	70,000	130,795
Chief Executive Officer	2003	472,917	208,178	0	218,750	70,000	132,541
and Director

Steven B. Daniels	2005	350,000	0	0	129,000	20,000	77,596
President and	2004	262,500	0	0	156,375	20,000	76,036
Chief Operating Officer	2003	299,583	86,810	0	46,875	50,000	78,206

James A. Cooley	2005	240,000	0	0	112,875	17,500	81,297
Senior Vice President —	2004	180,000	0	0	121,625	17,500	80,194
Chief Financial Officer	2003	227,500	53,918	0	31,250	40,000	81,511

H. Peyton Green	2005	234,000	0	0	80,625	12,500	107,231
Executive Vice President —	2004	175,500	0	0	86,875	12,500	106,151
Sales Director	2003	222,750	52,792	0	31,250	30,000	107,405

Thomas C. Parrish	2005	200,000	0	0	80,625	12,500	51,012
Senior Vice President –	2004	150,000	0	0	86,875	12,500	50,082
Chief Legal Officer &	2003	177,500	40,754	0	15,625	10,000	51,434
Corporate Secretary

(1)	Fiscal year 2005: April 1, 2004 to March 31, 2005. Fiscal year 2004: July 1, 2003 to March 31, 2004 (9 months). Fiscal year 2003: July 1, 2002 to June 30, 2003.

(2)	The value shown is the number of restricted shares granted during the specified fiscal year times the market price of Alliance One stock on the date of grant. As of March 31, 2005, the total number and value (based on the closing stock price on such date) of restricted shares held by these executives were: Mr. Harker, 177,500 shares ($1,109,375); Mr. Daniels, 50,000 shares ($312,500); Mr. Cooley, 40,000 shares ($250,000); Mr. Green, 30,000 shares ($187,500); and Mr. Parrish, 27,500 shares ($171,875). The values given do not reflect the fact that the shares are restricted for three years from the date of the award, provided the recipient remains in the employ of the Company. Each of the recipients retains the right to vote the shares and receive any dividends on the shares until the shares are forfeited. The restricted shares cannot be transferred or assigned before they vest.

(3)	Includes contributions to the Company’s 401(k) Plan, accruals in the Dibrell Deferred Compensation Plan, premiums to fund the Pension Equalization Plan (“PEP”) and Supplemental Executive Retirement Plan (“SERP”), and premiums for Split Dollar Life Insurance and the SERP Disability Insurance for fiscal years 2004, 2003 and 2002 as follows:

Name	Fiscal Year (1)	Corporate Match 401(k) Plan $	Deferred Compensation Plan $	PEP/SERP Premiums $	Split Dollar Life Premium $	SERP Disability Premium $	Total $
Brian J. Harker	2005	4,100	0	71,010	49,374	7,708	132,192
	2004	2,500	0	71,010	49,577	7,708	130,795
	2003	4,000	0	71,010	49,823	7,708	132,541
Steven B. Daniels	2005	4,100	0	58,354	12,302	2,840	77,596
	2004	2,484	0	58,354	12,358	2,840	76,036
	2003	4,617	0	58,354	12,395	2,840	78,206
James A. Cooley	2005	4,100	0	50,849	23,509	2,839	81,297
	2004	2,900	0	50,849	23,606	2,839	80,194
	2003	4,100	0	50,849	23,723	2,839	81,511
H. Peyton Green	2005	4,100	23,664	50,118	26,051	3,298	107,231
	2004	2,932	23,664	50,118	26,139	3,298	106,151
	2003	4,090	23,664	50,118	26,235	3,298	107,405
Thomas C. Parrish	2005	4,000	0	27,326	18,061	1,625	51,012
	2004	3,000	0	27,326	18,131	1,625	50,082
	2003	4,300	0	27,326	18,183	1,625	51,434

(1)	Fiscal year 2005: April 1, 2004 to March 31, 2005. Fiscal year 2004: July 1, 2003 to March 31, 2004 (9 months). Fiscal year 2003: July 1, 2002 to June 30, 2003.

Stock Option Grants and Exercises in Last Fiscal Year

The following table sets forth information on stock options granted to the named executives during fiscal year 2005 under the Company’s Prior Plan, all of which were granted on November 10, 2004.

Stock Option Grants in Last Fiscal Year

	Individual Grants
	Options/SARs Granted (1)	% of Total Options Granted to All Employees	Exercise or Base Price	Expiration Date	Grant Date Present Value (2)
Brian J. Harker	70,000	13.95	$6.45	11/10/14	$126,700
Steven B. Daniels	20,000	3.99	$6.45	11/10/14	$ 36,200
James A. Cooley	17,500	3.49	$6.45	11/10/14	$ 31,675
H. Peyton Green	12,500	2.49	$6.45	11/10/14	$ 22,625
Thomas C. Parrish	12,500	2.49	$6.45	11/10/14	$ 22,625

(1)	Option grants consisted of incentive and nonqualified stock options. These grants become exercisable on November 10, 2007.

(2)	The exercise price was set at the closing price of Alliance One common stock on the date of the grant. Utilizing the Black-Scholes valuation method, a value of $1.81 per share was determined. The Black-Scholes Model is a complicated mathematical formula widely used to value exchange traded options. However, stock options granted under the plan differ from exchange traded options in three key respects: the options are long-term, nontransferable and subject to vesting restrictions, while exchange traded options are short-term and can be exercised or sold immediately in a liquid market. In applying the Black-Scholes pricing model, the Company has assumed an option term of ten years, an annual dividend yield for the Company’s common stock of 4.65%, a riskless rate of return of 4.06%, and a stock price volatility of 39.98%. No adjustment has been made to reflect the non-transferability of incentive stock options or the limited transferability of non-qualified stock options granted under the plan. Consequently, because the Black-Scholes Model is adapted to value the options set forth in the table and is assumption-based, it may not accurately determine the grant date present value. The actual value, if any, an optionee will realize will depend on the excess of the market value of the common stock over the exercise price on the date the option is exercised.

The following table sets forth information with respect to the named executive officers concerning the exercise of options during fiscal year 2005 and unexercised options and SARs held by them on March 31, 2005.

Option/SAR Exercises in Last Fiscal Year
Fiscal Year-End Option/SAR Value

	Shares Acquired on Exercise #	Value Realized $	Number of Unexercised Options & SARs at Fiscal Year End Exercisable/Unexercisable (1) #	Value of Unexercised In-the-Money Options & SARs at FiscalYear End Exercisable/Unexercisable (1) (2) $
Brian J. Harker	0	0	288,000/210,000	270,925/0
Steven B. Daniels	0	0	148,400/90,000	152,350/0
James A. Cooley	0	0	122,198/75,000	148,900/0
H. Peyton Green	0	0	114,000/55,000	115,125/0
Thomas C. Parrish	0	0	27,700/35,000	25,743/0

(1)	The options represented as unexercisable could not be exercised by the named executive on March 31, 2005, and future exercisability is dependent upon the named executive remaining in the employ of the Company until the vesting date, which is up to three years from the grant date.

(2)	At fiscal year end March 31, 2005, the market value of the Company’s common stock was $6.25.

Equity Compensation Plan Information

Equity Compensation Plan Information
as of Fiscal Year-End (1)

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c) (2)
Equity Compensation Plans Approved by Security Holders	4,145,480	9.19	2,355,428
Equity Compensation Plans Not Approved by Security Holders	0	Not Applicable	0
Total	4,145,480	9.19	2,355,428

(1)	The 2003 Incentive Plan provides that a maximum of 6,466,229 shares of Alliance One common stock may be issued pursuant to the plan, which number is increased annually by three percent (the “Replenishment Percentage”) of the amount, if any, by which the total number of shares of Alliance One common stock outstanding as of the last day of Alliance One’s fiscal year exceeded the total number of shares of Alliance One’s common stock outstanding as of the first day of such fiscal year, excluding for such purposes shares of Alliance One common stock issued under the Prior Plan.

(2)	The 2003 Incentive Plan allows for certain of these shares to be issued in the form of restricted stock grants.

Employment and Consulting Agreements & Certain Business Relationships

Employment Agreement with Brian J. Harker

In connection with the Merger, Alliance One entered into a new employment agreement with Brian J. Harker effective as of May 13, 2005. Mr. Harker had an employment agreement with DIMON that was originally entered into April 1995 and was amended and restated in October 1996 and amended again in 2004. Mr. Harker’s previous employment agreement provided for the employment of Mr. Harker until October 31, 2003 and had been renewed for successive one-year terms through October 31, 2005.

A summary of the material terms of Mr. Harker’s new employment agreement is set forth below. For a complete understanding of the terms of Mr. Harker’s new employment agreement, you are encouraged to review the actual agreement, a copy of which was filed as an exhibit to DIMON’s Current Report on Form 8-K filed on November 8, 2004, and is incorporated herein by reference.

Term:	Mr. Harker will serve as Alliance One’s Chief Executive Officer through March 31, 2007, and as Chairman of the Board of Directors through the 2007 annual meeting of shareholders.
Base Salary:	The new employment agreement increases Mr. Harker’s annual base salary from $500,000 to $550,000.

Annual Bonus:
Mr. Harker’s target annual bonus will be at least 75% of his annual base salary and his maximum annual bonus will be two times his target bonus. The bonus criteria will be established each year by the Committee on Executive Compensation of the Board of Directors. Mr. Harker’s previous employment agreement did not specify target or maximum bonus levels; however, effective April 1, 2004, Mr. Harker’s target annual bonus was 65% of his annual base salary and his maximum annual bonus was 130% of his annual base salary.

Special Incentive:
Mr. Harker will be entitled to receive a special one-time incentive bonus of up to $1.1 million based on the achievement of certain cost savings and growth in earnings per share between the closing of the merger and March 31, 2007.

Early Retirement Compensation:
If he remains in the employ of Alliance One through March 31, 2007, or if his employment is terminated without cause or he resigns for good reason, Mr. Harker will receive an annual retirement benefit equal to 50% of his base salary plus 50% of his target bonus through age 65. Mr. Harker is 51 years old. His previous employment agreement provided that, if he remained in the employ of DIMON through age 60 or if his employment was terminated without cause or he resigned for good reason, he would receive an annual early retirement benefit of 50% of his three-year average base salary for six years.

Retirement Medical Benefits:
Mr. Harker will be entitled to retiree medical benefits if he remains in the employ of Alliance One through March 31, 2007, or if his employment is terminated without cause or he resigns for good reason. Mr. Harker’s previous employment agreement provided that he would be entitled to the same retiree medical benefits if he remained in the employ of DIMON through age 60 or if his employment was terminated without cause or he resigned for good reason.

Enhanced SERP:
Mr. Harker will be entitled to supplemental retirement benefits based on amounts earned under the new employment agreement using the formula in DIMON’s Supplemental Executive Retirement Plan, or SERP. The new employment agreement provides that he will receive these benefits if he remains in the employ of Alliance One through March 31, 2007, or if his employment is terminated without cause or he resigns for good reason. Under Mr. Harker’s previous employment agreement and the terms of SERP, he would have received SERP benefits based on his highest three years’ average compensation if he worked until age 60.

Severance:
If Mr. Harker’s employment is terminated without cause or he resigns for good reason, he will be entitled to receive his annual base salary and target bonus amount through March 31, 2007. In addition, all unvested options to purchase Alliance One common stock with an exercise price less than the common stock’s fair market value and restricted stock awards will automatically vest and become exercisable upon such termination. Under the previous employment agreement, Mr. Harker would have been entitled to receive his base annual salary and actual bonus amount through the expiration of the term of the agreement (the next October 31 after such termination).

Restrictive Covenants:
Mr. Harker is subject to a world-wide non-competition provision for three years following the termination of his employment other than by Alliance One without cause or by Mr. Harker with good reason. In addition, Mr. Harker will be subject to a prohibition on solicitation of employees, customers and vendors for a period of one year after such termination. In his previous agreement, Mr. Harker was subject to a one year non-competition provision in the Commonwealth of Virginia only, and was not subject to any prohibition on solicitation of employees, customers and vendors.

Reduction and Gross Up of Benefits:
If retirement, severance and other benefits payable to Mr. Harker are “parachute payments” within the meaning of Section 280G of the Internal Revenue Code: (1) if such payments are less than 110% of the amount that would cause Mr. Harker to incur excise tax liability, such payments shall be reduced to the maximum amount that would avoid such excise tax liability; or (2) if they exceed 110% of the amount that would cause Mr. Harker to incur excise tax liability, Alliance One will pay Mr. Harker a gross-up payment to compensate him for the amount of such excise tax liability. Mr. Harker would have been entitled to a gross-up payment under his previous agreement if the payments were subject to excise tax.

Arbitration:
Mr. Harker’s new employment agreement provides that disputes between Mr. Harker and Alliance One shall be submitted to binding arbitration. Mr. Harker’s previous employment agreement did not include a binding arbitration provision.

Employment Agreement with Robert E. Harrison

In connection with the execution of the Merger Agreement, DIMON entered into an employment agreement with Mr. Harrison to serve as President and Chief Operating Officer of Alliance One, which agreement became effective as of the closing date of the Merger. A summary of the material terms of Mr. Harrison’s employment agreement is set forth below. For a complete understanding of the terms of Mr. Harrison’s employment agreement with Alliance One, you are encouraged to review the actual agreement, a copy of which was filed as an exhibit to DIMON’s Current Report on Form 8-K filed on November 8, 2004, and is incorporated herein by reference.

Duties; Term:
Mr. Harrison will serve as Alliance One’s President and Chief Operating Officer from the closing of the merger through March 31, 2007. The parties anticipate that Mr. Harrison will replace Mr. Harker as Chief Executive Officer effective as of March 31, 2007. If Mr. Harrison does not become Chief Executive Officer as of such date, he will be entitled to resign for good reason as of such date and receive the amounts described under “Severance” below.

Base Salary:	Mr. Harrison’s annual base salary is $525,000.
Annual Bonus:
Mr. Harrison’s target annual bonus will be at least 75% of his annual base salary and his maximum annual bonus will be two times his target bonus. The bonus criteria will be established each year by the Committee on Executive Compensation of the Board of Directors.

Special Incentive:
Mr. Harrison will be entitled to receive a special one-time incentive bonus of up to $1.1 million based on the achievement of certain cost savings and growth in earnings per share between the closing of the merger and March 31, 2007.

Long Term Incentives:
Mr. Harrison will receive restricted shares of Alliance One common stock and options to purchase Alliance One common stock in an amount no less than such awards to Alliance One’s Chief Executive Officer.

Severance:
If Mr. Harrison’s employment is terminated without cause or he resigns for good reason, he will be entitled to receive a multiple of his annual base salary and target bonus amount. If such termination occurs within the 24 months following closing of the merger, the multiple is three; if in the third year following closing of the merger, the multiple is two and a half; and if after the third year following the merger, the multiple is two. Mr. Harrison will be entitled to continued participation in welfare plans for 36 months if termination occurs in the first two years following the closing of the merger, or 30 months if termination occurs after the first two years following the closing of the merger. In addition, all unvested options to purchase Alliance One common stock with an exercise price less than the common stock’s fair market value and restricted stock awards will automatically vest and become exercisable upon such termination.

Restrictive Covenants:
Mr. Harrison is subject to a world-wide non-competition provision for three years following the termination of his employment other than by Alliance One without cause or by Mr. Harrison with good reason. In addition, Mr. Harrison will be subject to a prohibition on solicitation of Alliance One’s employees, customers and vendors for a period of one year after such termination.

Reduction and Gross Up of Benefits:
If retirement, severance and other benefits payable to Mr. Harrison are “parachute payments” within the meaning of Section 280G of the Internal Revenue Code: (1) if such payments are less than 110% of the amount that would cause Mr. Harrison to incur excise tax liability, such payments shall be reduced to the maximum amount that would avoid such excise tax liability; or (2) if they exceed 110% of the amount that would cause Mr. Harrison to incur excise tax liability, Alliance One will pay Mr. Harrison a gross-up payment to compensate him for the excise tax liability.

Arbitration:	Mr. Harrison’s employment agreement provides that disputes between Mr. Harrison and Alliance One shall be submitted to binding arbitration.

Messrs. Hines and Monk also had employment agreements with the Company prior to their retirements, effective July 1, 1996 and December 31, 1999, respectively. Under his employment agreement, Mr. Hines was entitled to receive an annual retirement benefit of $180,000 through 2008. Effective July 1, 2003, with the approval of the Board’s Committee on Executive Compensation, the Company and Mr. Hines agreed to decrease the amount of those payments but continue to pay them for a longer term. As a result, Mr. Hines will now be entitled to receive annual payments of $120,000 through October 31, 2011. Based on a present value calculation by independent consultants, the present value of the modified payments is substantially equivalent to Mr. Hines’ prior benefits. Mr. Monk is entitled to receive an annual retirement benefit of $190,000 through 2009 under the terms of his employment agreement. Thereafter, Mr. Monk will be entitled to his SERP retirement benefit.

Mr. C. Richard Green, Jr. is a non-executive director of ITC Limited, a company in India in which British American Tobacco has a minority interest and with which Alliance One does an immaterial amount of business.

Cash Balance Plan

The DIMON Incorporated Cash Balance Plan (the “Cash Balance Plan”), which was effective as of July 1, 1996, includes all full-time active U.S. employees of DIMON Incorporated and its subsidiaries as of May 12, 2005. Benefits under the Cash Balance Plan are determined by age and years of credited service. Benefits are payable as a lump sum or on an annuity basis. Former employees of Standard Commercial Corporation are covered under a separate defined benefit plan which will be merged into the Cash Balance Plan.

Under the Cash Balance Plan each participant has an account balance that represents his or her benefit under the Cash Balance Plan. The participant’s initial account balance equals the present value of his or her benefit earned through June 30, 1996, under the former Retirement Plan. Benefit accruals earned after June 30, 1996, are credited annually to the participant’s account and are comprised of the sum of two components: retirement credit and interest credit.

The following table summarizes the annual retirement credit provided to participants in the Cash Balance Plan.

Combined Age and Years of Service	Annual Retirement Credit
<40	3.5% of annual earnings
40-49	4.0% of annual earnings
50-59	5.0% of annual earnings
60-69	6.0% of annual earnings
70-79	7.0% of annual earnings
>80	8.0% of annual earnings

The interest credit is equal to the annual interest rate times the participant’s account balance at the end of the previous year. The interest rate, which is equal to the yield on the One Year Treasury Constant Maturity Bond plus 1%, is computed at the beginning of the plan year and is used throughout the plan year. The annual interest rate credit for calendar year 2005 is 3.5%.

Benefits earned under the Cash Balance Plan vest after five years of service. The Cash Balance Plan limits the pay that is used in determining the annual retirement credit. The limit is $210,000 for calendar year 2005. A limit is also imposed on the amount of benefit payable to the participant from the Cash Balance Plan.

Benefits under the Cash Balance Plan are payable upon normal retirement (age 65), vested termination or death. A participant may elect to commence benefit payments on the first day of the month that is coincident with or next following the earlier of his or her 55th birthday or the first anniversary of separation of employment. The benefits are payable in the form of a contingent annuity, level annuity or lump sum, which are all actuarially equivalent.

All of the individuals named in the Summary Compensation Table are participants in the Cash Balance Plan. As of March 31, 2005, combined age and credited service for Messrs. Harker, Daniels, Cooley, Green and Parrish equaled 70, 71, 77, 90 and 82, respectively. The estimated annual benefits from the Cash Balance Plan for Messrs. Harker, Daniels, Cooley, Green and Parrish, assuming a four percent annual salary increase, are $69,680, $79,040, $42,640, $66,560 and $26,000, respectively.

Excess Benefit Plan

The Company maintains an Excess Benefit Plan that provides individuals who participate in the Cash Balance Plan the difference between the benefits they could potentially accrue under the Cash Balance Plan considering total compensation and the benefits actually paid as limited by regulations imposed by the Internal Revenue Code. Employees who meet the eligibility requirements of the Cash Balance Plan and are selected by management may participate in this plan. Such benefits are not funded and are expensed by the Company as paid.

Pension Equalization Plan (PEP)

The PEP was established to pay selected employees unreduced early retirement benefits coordinated with benefit payments under DIMON’s Cash Balance Plan. Under the PEP, some participants receive a benefit that, when added to their defined benefit plans, provides them with unreduced benefits if they retire on or after age 55 (with credit to age 65) with 30 years of benefit service. For other participants, the unreduced benefits are available if they retire on or after age 60 (with credit to age 65) with 25 years of benefit service. The PEP also provides individual account-based benefits to employees determined by the Company in its full discretion in amounts likewise determined. In all cases, a participant’s benefits are not fully vested until that participant satisfies a “vesting contribution” provision in the PEP (satisfaction can include a direct contribution, an indirect contribution, a waiver by the Company, any combination of the foregoing, or other measures satisfactory to the Company). All benefits are funded by Company-owned life insurance policies for each participant. The PEP also allows the Company to provide “back-up” benefits to ensure (but not duplicate) benefit payments under other nonqualified retirement plans.

The following table sets forth, as of March 31, 2005, the estimated annual benefits payable as a straight life annuity under the PEP upon retirement at age 65 after specified years of credited service, as defined in the PEP. In the event of early retirement prior to age 55 and 30 years of service or age 60 with 25 years of service, the following benefits are subject to reduction.

Estimated Annual Benefits Payable at Retirement

Final Average Earnings	Years of Credited Service
$	10 Yrs. $	20 Yrs. $	30 Yrs. $	40 Yrs. $
180,000	19,800	39,600	59,400	79,200
220,000	24,200	48,400	72,600	96,800
260,000	28,600	57,200	85,800	114,400
300,000	33,000	66,000	99,000	132,000
350,000	38,500	77,000	115,500	154,000
400,000	44,000	88,000	132,000	176,000

The PEP’s normal retirement allowance is stated with reference to the participant’s final average earnings. A participant’s “final average earnings” are one-fifth of his or her annual earnings during the highest consecutive five-year period within the immediately preceding ten-year period. The term “annual earnings” includes all cash remuneration paid to a participant other than commissions, specified foreign service earnings, and amounts realized under the 2003 Incentive Plan and Prior Plan. Annual earnings are the calendar year equivalent of salary and bonus shown in the Summary Compensation Table. The participant’s normal retirement allowance is 1.10% of his or her final average earnings multiplied by credited service.

As of March 31, 2005, Messrs. Daniels, Cooley and Green had 23, 23, and 34 years of credited service under the PEP, respectively. Messrs. Harker and Parrish were not participants in the PEP as of March 31, 2005.

Supplemental Executive Retirement Plan (SERP)

Effective January 1, 1997, the Committee on Executive Compensation recommended and the Board of Directors approved the establishment of the SERP. All benefits are funded by Company-owned life insurance policies for each participant.

The SERP provides an annual retirement benefit equal to 50 percent of the participant’s final average fiscal year cash compensation. The final average fiscal year cash compensation is the average of the three highest years’ cash compensation during the last ten preceding fiscal years. The benefit is payable in the form of a life annuity. The SERP also provides that, upon death, a life annuity equal to 50 percent of the participant’s benefit will be payable to the surviving spouse. Benefits under the SERP do not vest until the participant reaches age 60 and has 20 years of service. Benefits from the SERP are offset by all other Company funded benefits which include the Cash Balance Plan, the PEP, that portion of the 401(k) Plan that is attributable to contributions made to the Monk-Austin Profit Sharing Plan, any other retirement benefit provided by Alliance One or subsidiary sponsored retirement plans, or benefits provided under an employment agreement.

Amendment to DIMON’s PEP and SERP Plans

Prior to the execution of the Merger Agreement, the Committee on Executive Compensation of the DIMON Board of Directors approved amendments to the PEP and SERP to provide that the merger will not be a change in control for purposes of the plans, which would have triggered immediate vesting of participants and the funding of a trust. The PEP and SERP also were amended to provide that any participant on the date of the completion of the merger shall be entitled to benefit payments in accordance with such plan if, within 24 months after the completion of the merger, the participant’s employment is terminated without cause or the participant resigns with good reason.

Messrs. Daniels, Cooley and Green are participants in the PEP, and Messrs. Harker, Hare and Parrish are not. Each of DIMON’s executive officers are participants in the SERP.

Change in Control Agreements With DIMON Officers

In considering the Merger, DIMON’s board of directors determined that it was essential that DIMON be managed and operated efficiently and effectively through the Merger and the subsequent integration of the two companies. To provide an incentive for certain key executive officers to remain in Alliance One’s employ through the second anniversary of the closing of the Merger, immediately prior to the execution of the Merger Agreement, DIMON entered into change in control agreements with:

•	Steven B. Daniels, DIMON’s President and Chief Operating Officer;

•	James A. Cooley, DIMON’s Senior Vice President — Chief Financial Officer;

•	Don C. Hare, DIMON’s Vice President — Human Resources;

•	Thomas C. Parrish, DIMON’s Senior Vice President — Chief Legal Officer & Secretary; and

•	others of DIMON’s management team.

The change in control agreements for each of Messrs. Daniels, Cooley, Hare and Parrish provide that if his employment is terminated by Alliance One without cause or if he resigns for good reason within the 24 month period immediately following the closing of the Merger, he shall be entitled to receive:

•	a one-time payment equal to two times the sum of his annual base salary plus the greater of his target or actual bonus;

•	full compensation through the date of termination, including pro-rated annual incentive bonus equal to the greater of his target or actual bonus for the partial year; and

•	continued welfare benefits for 24 months following the date of termination.

In addition, all unvested options to purchase Alliance One common stock with an exercise price less than the common stock’s fair market value and restricted stock awards owned by such employees will automatically vest and become exercisable. Options with an exercise price greater than the common stock’s fair market value will be canceled. The amounts payable to such executives are subject to reduction in order to avoid excise tax liability pursuant to Section 280G of the Internal Revenue Code.

DIMON also entered into similar change in control agreements with other members of DIMON’s management team; however, those agreements provide for such benefits based on either 2.0 or 1.0 times annual base salary and the greater of target or actual bonus compensation and 24 or 12 months of welfare benefits continuation.

STOCK OWNERSHIP

The following table provides information as of May 31, 2005, with respect to the direct and indirect ownership of common stock by (1) each person or group known to the Company to beneficially own more than 5% of the outstanding shares; (2) each director and nominee for director; (3) each of the named executive officers in the Summary Compensation Table; and (4) all directors, nominees and executive officers of the Company as a group. On May 31, 2005, there were 86,621,118 shares of Alliance One common stock outstanding.

Name of Beneficial Owner	Number of Shares with Sole Voting and Investment Power	Number of Shares with Shared Voting and Investment Power	Total Number of Shares	Percent of Class
Aegis Financial Corporation (1) William S. Berno (1) Paul Gambal (1) Scott L. Barbee (1) 1100 North Glebe Road, Suite 1040 Arlington, VA 22201	0	6,523,742	6,523,742	7.53%
Dimensional Fund Advisors Inc. (2) 1299 Ocean Avenue 11th Floor Santa Monica, CA 90401	6,955,015	0	6,955,015	8.03%
FMR Corp. (3) Edward C. Johnson III (3) Abigail P. Johnson (3) Fidelity Management & Research Company (3) Fidelity Low Priced Stock Fund (3) 82 Devonshire Street Boston, MA 02109	0	6,655,300	6,655,300	7.68%
T. Rowe Price Associates, Inc. (4) T. Rowe Price Small Cap Value Fund, Inc. (4) 100 E. Pratt Street Baltimore, MD 21202	0	5,191,800	5,191,800	5.99%
Wachovia Corporation (5) One Wachovia Center Charlotte, NC 28288-0137	0	8,544,978	8,544,978	9.86%

Name of Beneficial Owner	Number of Shares with Sole Voting and Investment Power (6)	Number of Shares with Shared Voting and Investment Power	Total Number of Shares (6)	Percent of Class (if more than 1%) (6)
Henry C. Babb	72,417	0	72,417
James A. Cooley	170,209	66	170,275
Steven B. Daniels	226,807	168	226,975
C. Richard Green, Jr.	9,000	0	9,000
H. Peyton Green, III	327,880	2,532	330,412
Brian J. Harker	499,262	2,102	501,364
Robert E. Harrison	291,660	0	291,660
John M. Hines	44,256	17,950	62,206
Nigel G. Howard	4,716	0	4,716
Mark W. Kehaya	1,523,400	13,014	1,536,414	1.77%
Gilbert L. Klemann, II	7,551	9,000	16,551
Joseph L. Lanier, Jr.	60,875	0	60,875
Michael K. McDaniel	54,507	0	54,507
Albert C. Monk, III	272,700	533,089	805,789
William D. Pappas	13,500	0	13,500
Thomas C. Parrish	63,897	0	63,897
B. Clyde Preslar	39,561	0	39,561
Norman A. Scher	40,463	0	40,463
William S. Sheridan	52,398	0	52,398
Martin R. Wade, III	24,700	0	24,700
Executive Officers, Directors and Nominees For Director as a group (20 persons)	3,799,759	577,921	4,377,680	4.99%

(1)	According to a Schedule 13G filed on February 14, 2005, with respect to DIMON and reporting information as of December 31, 2004, and a Schedule 13G filed on February 14, 2005, with respect to Standard and reporting information as of December 31, 2004, these shares are beneficially owned by Aegis Financial Corporation (“AFC”), William S. Berno (“Berno”), Paul Gambal (“Gambal”) and Scott Barbee (“Barbee”). Aegis has the sole power to vote and dispose of 6,463,542 shares. Berno shares power to vote and dispose of 6,463,542 shares. Gambal has the sole power to vote and dispose of 2,200 shares and shares power to vote and dispose of 60,200 shares. Barbee has the sole power to vote and dispose of 11,000 shares and shares power to vote and dispose of 6,463,542 shares.

(2)	According to an amended Schedule 13G filed on February 9, 2005, with respect to DIMON and reporting information as of December 31, 2004, and an amended Schedule 13G filed on February 9, 2005, with respect to Standard and reporting information as of December 31, 2004, Dimensional Fund Advisors Inc. (“Dimensional”) is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. Dimensional furnishes investment advice to form investment companies registered under the Investment Advisors Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts (the “Funds”). In its role as investment adviser or manager, Dimensional possesses investment and/or voting power over the shares; however, all shares are owned by the Funds and Dimensional disclaims beneficial ownership of such shares.

(3)	According to an amended Schedule 13G filed on February 14, 2005, with respect to DIMON and reporting information as of December 31, 2004, and an amended Schedule 13G filed on February 14, 2005, with respect to Standard and reporting information as of December 31, 2004, Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, is the beneficial owner of 6,655,300 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 (collectively, the “FMR Funds”). The ownership of one investment company, Fidelity Low Priced Stock Fund, amounted to 6,655,300 shares.

Edward C. Johnson III, FMR Corp. (through its control of Fidelity), and the FMR Funds each has sole power to dispose of shares owned by the FMR Funds. Neither FMR Corp. nor Edward C. Johnson III, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the FMR Funds, which power resides with the FMR Funds’ Boards of Trustees.

Members of the Edward C. Johnson III family are the predominant owners of Class B shares of common stock of FMR Corp., representing approximately 49.0% of the voting power of FMR Corp. Mr. Johnson III owns 12.0% and Abigail Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Mrs. Johnson is a Director of FMR Corp. Through their ownership of voting common stock and the execution of a shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

(4)	According to a Form 13G filed on February 14, 2004, with respect to Standard and reporting information as of December 31, 2003, jointly filed by T. Rowe Price Associates, Inc., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, and T. Rowe Price Small-Cap Value Fund, Inc., these securities are owned by various individual and institutional investors including T. Rowe Price Small-Cap Value Fund, Inc. (which owns 2,400,000 shares, representing 2.77% of our common stock). T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities. T. Rowe Price Associates, Inc. disclaims beneficial ownership of those shares.

(5)	Wachovia Bank, N.A. (BK), a subsidiary of Wachovia Corporation, holds the securities reported in a fiduciary capacity for its respective customers.

(6)	Includes shares of common stock that may be acquired upon exercise of options that are currently exercisable or will become exercisable within sixty days of May 31, 2005, as follows: Mr. Babb, 26,550 shares; Mr. Cooley, 122,198 shares; Mr. Daniels, 148,400 shares; Mr. C.R. Green, 4,500 shares; Mr. H.P. Green, 114,000 shares; Mr. Harker, 253,000 shares; Mr. Harrison, 138,432 shares; Mr. Hines, 34,900 shares; Mr. Howard, 0 shares; Mr. Kehaya, 6,750 shares; Mr. Klemann, 1,125 shares; Mr. Lanier, 48,500 shares; Mr. McDaniel, 21,150 shares; Mr. Monk, 130,000 shares; Mr. Pappas, 13,500 shares; Mr. Parrish, 27,700 shares; Mr. Preslar, 9,750 shares; Mr. Scher, 23,500 shares; Mr. Sheridan, 9,750 shares; Mr. Wade, 14,500 shares; and the officers, directors and nominees as a group, 1,148,205 shares.

Also includes restricted shares of common stock held as of May 31, 2005, as follows: Mr. Babb, 15,432 shares; Mr. Cooley, 40,000 shares; Mr. Daniels, 50,000 shares; Mr. C.R. Green, 2,250 shares; Mr. H.P. Green, 30,000 shares; Mr. Harker, 177,500 shares; Mr. Harrison, 67,971 shares; Mr. Hines, 2,250 shares; Mr. Howard, 4,716 shares; Mr. Kehaya, 15,783 shares; Mr. Klemann, 6,426 shares; Mr. Lanier, 2,250 shares; Mr. McDaniel, 8,484 shares; Mr. Monk, 2,250 shares; Mr. Parrish, 27,500 shares; Mr. Preslar, 20,733 shares; Mr. Scher, 2,250 shares; Mr. Sheridan, 20,733 shares; Mr. Wade, 2,250 shares; and the officers, directors and nominees as a group, 498,778 shares.

The shares awarded to former executive officers of DIMON Incorporated are restricted for three years from the date of the award, provided the recipient remains in the employ of the Company. The shares awarded to former non-employee directors of DIMON Incorporated are restricted for one year from the date of the award, provided the recipient remains on the Board of the Company. Each of the recipients retains the right to vote the shares and receive any dividends on the shares until the shares are forfeited. The restricted shares cannot be transferred or assigned before they vest.

The shares awarded to former executive officers and non-employee directors of Standard Commercial Corporation are restricted, depending on the type of restricted shares held by the individual, for either four years from the date of the award, provided the recipient remains employed by Standard, or until the recipient retired from the Board. Each of the recipients retains the right to vote the shares and receive any dividends on the shares until the shares are forfeited. The restricted shares cannot be transferred or assigned before they vest.

STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total return for Alliance One common stock from June 30, 2000 to March 31, 2005, to the total returns for the S&P 500 Index, the S&P SmallCap 600 Index, and an index of peer companies selected by the Company for the same period. The companies in the peer group are Standard Commercial Corporation and Universal Corporation. The graph assumes an investment of $100 in common stock and in each index as of June 30, 2000, and that all dividends are reinvested.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
AMONG ALLIANCE ONE INTERNATIONL, INC., THE S & P 500 INDEX,
THE S & P SMALL CAP 600 INDEX AND A PEER GROUP

	CUMULATIVE TOTAL RETURN
	Fiscal Year Ended
	June 2000	June 2001	June 2002	June 2003	March 2004	March 2005
Alliance One	100.00	475.60	338.63	365.62	374.36	345.88
S & P 500	100.00	85.17	69.85	70.03	82.00	87.48
S & P SMALLCAP 600	100.00	111.12	111.42	107.43	140.25	158.60
PEER GROUP	100.00	257.97	288.22	276.48	322.31	310.19

*  $100 invested on June 30, 2000 in stock or index, including reinvestment of dividends. Due to a change in fiscal year end, the fiscal year ended March 2004 consists of nine months.

Section 16(a) Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that the Company’s directors and executive officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, file with the Securities and Exchange Commission initial reports of ownership and reports of change in ownership of common stock and other equity securities of the Company. The same persons are also required to furnish the Company with copies of all Section 16(a) forms that they file.

Based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended March 31, 2005, all Section 16(a) filing requirements applicable to its executive officers, directors and beneficial owners of more than 10 percent of our common stock were met, with the following exceptions: a sale of 300 shares of the Company’s common stock by the wife of Mr. Steven B. Daniels was not reported; Mr. Albert C. Monk, III failed to file on a timely basis one report reflecting one transaction; and Mr. Thomas G. Reynolds failed to file on a timely basis one report reflecting one transaction.

OTHER MATTERS

On this date, the Company is not aware of any matters to be presented for action at the meeting other than as stated in this notice. However, if any other matters requiring a vote of shareholders are properly presented at the meeting, it is intended that proxies in the accompanying form will be voted on such other matters in accordance with the judgment of the persons voting such proxies.

ANNUAL REPORT

The annual report, including consolidated financial statements of the Company and its subsidiaries for the fiscal year ended March 31, 2005, is being mailed to shareholders with this proxy statement on or about July 18, 2005.

By Order of the Board of Directors

/s/ Henry C. Babb

Henry C. Babb
Secretary

July 18, 2005

FOLD AND DETACH HERE

PROXY	ALLIANCE ONE INTERNATIONAL, INC. 512 BRIDGE STREET P. O. BOX 681 DANVILLE, VIRGINIA 24543	PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Mr. C. Richard Green, Jr. and Mr. B. Clyde Preslar, or either of them acting singly, proxies for the undersigned, with full power of substitution, to act and vote with the powers the undersigned would possess if personally present at the 2005 Annual Meeting of Shareholders of Alliance One International, Inc. to be held August 25, 2005, at 10:00 A.M., at the Hilton North Raleigh, 3415 Wake Forest Road, Raleigh, North Carolina, and at any and all adjournments thereof.

1.	ELECTION OF DIRECTORS (mark only one box)

☐	FOR all nominees listed below (except as marked to the contrary below).	☐	WITHHOLD AUTHORITY to vote for all nominees listed below.
Nominees: Brian J. Harker, Nigel G. Howard, Joseph L. Lanier, Jr., and William S. Sheridan

INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name in the space provided below.

The Board recommends a vote “FOR” the foregoing proposal.

Please sign and date on reverse side.

FOLD AND DETACH HERE

When properly executed and delivered, this proxy will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” the election of the directors listed in Item One. Proxies for the undersigned will have discretionary authority to vote in accordance with the recommendations of the Board of Directors on all other matters that properly come before the meeting.

Dated: ___________________________, 2005

_____________________________________________ Shareholder’s Signature

_____________________________________________ Title

Please sign exactly as the name appears on this card. Only one of several joint owners need sign. Fiduciaries and Corporate Officers should give full title.

Please mark, sign, date and return the proxy card promptly using the enclosed envelope.